Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A (File No. 333-276556) of our report dated December 28, 2023, with respect to the consolidated financial statements of Cemtrex, Inc., included in its Annual Report on Form 10-K for the year ended September 30, 2023. Our opinion includes an explanatory paragraph as to Cemtrex, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

April 23, 2024